UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 23, 2010

BIOSCRIP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-28740	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

100 Clearbrook Road, Elmsford, New York	10523
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (914) 460-1600
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     BioScrip, Inc. (the “Company”) is filing this amendment to its Current Report on Form 8-K filed on November 2, 2010, which reported the appointment of Richard (“Rick”) M. Smith as Chief Executive Officer of the Company effective as of January 1, 2011. At the time of such report, the terms of any modification to Mr. Smith’s compensation had not been agreed upon.
     On December 23, 2010, the Company and Mr. Smith entered into an employment agreement (the “Employment Agreement”). The terms of the Employment Agreement provide for the employment of Mr. Smith as the Company’s Chief Executive Officer at an initial base annual salary of $650,000, which may be increased (but not decreased) at the discretion of the Company’s Board of Directors. Mr. Smith will be eligible to participate in the Company’s then applicable short-term bonus or other cash incentive program at a target bonus level of 100% of the then annual base salary and contingent on attainment of performance goals to be reasonably established in good faith by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) no later than 90 days after the commencement of each calendar year. Mr. Smith will also be entitled to vacation of up to 23 business days per calendar year, to be accrued and available in accordance with the Company’s policies for its senior executives. The Company has agreed to reimburse Mr. Smith for up to $15,000 for legal fees incurred in connection with review and negotiation of the Employment Agreement.
     On December 31, 2010, Mr. Smith will be granted a cash-based phantom stock appreciation right (the “SAR”), which is independent of the Company’s 2008 Equity Incentive Plan, with respect to 200,000 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”) at a grant price (the “Grant Price”) equal to the greater of (1) $5.70 and (2) the closing stock price for the Common Stock as listed on the NASDAQ Global Stock Market on December 31, 2010. The SAR will vest in three equal annual installments and will fully vest in connection with a Change of Control (as defined in the Employment Agreement). Mr. Smith may exercise this SAR, in whole or in part, to the extent the SAR has been vested and will receive in cash the amount, if any, by which the closing stock price on the exercise date exceeds the Grant Price. Upon the exercise of any SARs, as soon as practicable under the applicable Federal and state securities laws, Mr. Smith will be required to use the net after-tax proceeds of such exercise to purchase shares of the Common Stock from the Company at the closing stock price of the Common Stock on that date and hold such shares of Common Stock for a period of not less than one year from the date of purchase, except that he will not be required to purchase any shares of Common Stock if he exercises the SAR on or after a Change of Control of the Company. Mr. Smith’s right to exercise the SAR will expire on the earliest of (1) the tenth anniversary of the grant date, (2) the date that he forfeits his right to exercise the SAR as a result of termination of his employment, as more fully described below, or (3) the date that the SAR is exercised in full.
     Mr. Smith is subject to a non-compete covenant, which provides that during the term of employment and for one year following his termination, Mr. Smith may not directly or indirectly participate in any business that is competitive with the Company’s business. Similarly, for two years following the later of the date of his termination or the date upon which he ceases to be an affiliate of the Company, Mr. Smith may not solicit or otherwise interfere with the Company’s relationship with any present or former employee or customer of the Company. Mr. Smith is also required to keep confidential during the term of employment and thereafter all confidential and proprietary information concerning the Company and its business.
     If Mr. Smith’s employment is terminated due to his death, (i) his estate or beneficiaries are entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of his death, (ii) all unvested stock options and SARs outstanding immediately prior to his death may be exercised by his estate for a period equal to the earlier of one year from and after the date of his death and the original expiration date of each option and SAR (unless a longer period is set forth in the underlying grant agreements), (iii) any restricted stock units granted under any bonus program or otherwise granted will vest as of the date of his death and such shares issued upon vesting will be free from restrictions on transferability and (iv) any stock grants that are subject to forfeiture will become non-forfeitable and will be fully vested and transferable. If Mr. Smith’s employment is terminated due to his disability, (i) he will be entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of his disability, (ii) all unvested stock options and SARs outstanding immediately prior to his disability date will vest in full and, together with all options and SARs outstanding immediately prior to his disability date, may be exercised by him for a period equal to the earlier of one year from and after his disability date and the original expiration date of each option and SAR (unless a longer period is set forth in the underlying grant agreements), (iii) any restricted stock units granted under any bonus program or otherwise granted will vest as of his disability date and such shares issued upon vesting will be free from restrictions on transferability and (iv) any stock grants that are subject to forfeiture will become non-forfeitable and will be fully vested and transferable. In addition, if Mr. Smith should remain disabled for six months following his disability date, he will also be entitled to receive for a period of two years following termination, his annual salary at the time of termination of his employment (less the gross proceeds paid to him on account of Social Security or other similar benefits and Company provided short-term and long-term disability plans) and continuing coverage under all benefit plans and programs to which he was previously entitled.
          If the Company terminates Mr. Smith for “Cause” (as defined below), (i) he will be entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of termination, (ii) all unvested stock options and SARs will be terminated in accordance with the terms of the governing documents, (iii) any unvested restricted stock units will terminate in accordance with the terms of the governing documents and (iv) any stock grants made to him that are subject to forfeiture will be immediately forfeited.
          If Mr. Smith terminates his employment without Good Reason (as defined below), (i) he will be entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of termination, (ii) all stock options and SARs that are vested and exercisable may be exercised for a period of the earlier of 30 days from and after the effective date of his termination and the original expiration date of each option and SAR (unless a longer period is set forth in the underlying grant agreements), (iii) any unvested restricted stock units will terminate immediately and (iv) any stock grants made to him that are subject to forfeiture will be immediately forfeited.
          If the Company terminates Mr. Smith’s employment without Cause or Mr. Smith terminates his employment for Good Reason, (i) he is entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) for a period of two years following his date of termination or, if such date is on or after January 1, 2014, for the one year period which starts on the date his employment terminates (A) the annual salary that he was receiving at the time of such termination of employment and (B) a monthly payment in an amount sufficient to cover his premiums associated with continuing coverage under the benefit plans and programs he would have received, (iii) all unvested options and SARs which are outstanding immediately prior to his termination will immediately vest in full and, together with all options and SARs then outstanding, may be exercised by him for a period equal to the earlier of 30 days from and after the effective date of the termination of his employment and the original expiration date of each option and SAR (unless a longer period is set forth in the underlying grant agreements), (iv) he will become vested in any deferred compensation plan in which he is a participant, (v) any restricted stock units granted will vest and be free from restrictions on transferability and (vi) any stock grants that are subject to forfeiture will become non-forfeitable and will become fully vested and transferable.
          “Cause” means (i) conviction of a felony or a crime of moral turpitude; (ii) commission of unauthorized acts intended to result in Mr. Smith’s personal enrichment at the material expense of the Company; or (iii) material violation of duties or responsibilities to the Company which constitute willful misconduct or dereliction of duty, provided that as to any termination pursuant to this clause, a majority of the members of the Compensation Committee must first approve such “Cause” termination before the Company effectuates such a termination. “Good Reason” means the existence of any one or more of the following conditions that continue for more than 45 days following written notice of such conditions by Mr. Smith to the Compensation Committee: (i) a material change in or reduction of Mr. Smith’s authority, duties and responsibilities, or the assignment to Mr. Smith of duties materially inconsistent with Mr. Smith’s position with the Company; or (ii) a reduction in Mr. Smith’s then current annual salary without his consent.
          If within the one year period commencing on the effective date of a Change of Control of the Company, (i) Mr. Smith is terminated by the Company or a successor entity within such one year period and the termination is not due to death, disability, termination for Cause or termination by Mr. Smith without Good Reason or (ii) Mr. Smith elects to resign effective within the 180 day period following the date that the Company or a successor entity has taken action to materially reduce or change Mr. Smith’s authority, duties or responsibilities or the Company assigns duties to him that are materially inconsistent with his position immediately prior to the Change of Control, the following will occur: (i) Mr. Smith will be entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination; (ii) for a period of two years following his date of termination, Mr. Smith will be entitled to the annual salary that he was receiving at the time of such termination of employment and a monthly payment in an amount sufficient to cover his premiums associated with continuing coverage under the benefit plans an programs he would have received; (iii) all unvested options and SARs which are outstanding immediately prior to Mr. Smith’s termination will immediately vest and become exercisable on his date of termination and for the period set forth in the underlying grant agreements; (iv) Mr. Smith will become vested in any deferred compensation plan in which he is a participant; (v) any restricted stock units will vest and be free from restrictions on transferability; and (vi) any stock grants that are subject to forfeiture will become non-forfeitable and will become fully vested and transferable.
          Under the terms of Mr. Smith’s Employment Agreement, if there is a Change in Control and the Company reasonably determines that any payment or distribution by the Company to or for the benefit of Mr. Smith would be subject to the excise tax (the “Excise Tax”) imposed by §4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company will determine the safe harbor amount under the Code that would not result in such Excise Tax and will pay to Mr. Smith the higher of the safe harbor amount or the payments otherwise due to Mr. Smith in the absence of such provision, net of all applicable taxes, including the tax under §4999 of the Code.
The foregoing summary is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is filed with this Current Report on Form 8-K/A as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of December 23, 2010, by and between BioScrip, Inc. and Richard M. Smith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.
Date: December 30, 2010	By:	/s/ Barry A. Posner
Barry A. Posner
Executive Vice President, Secretary and General Counsel

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